Exhibit 99.1
Barrington Plaza To Remove Units From Rental Market
Los Angeles, CA, May 8, 2023 – Barrington Plaza Apartments, located at the southwest corner of Wilshire and Barrington, has announced that all units in its three towers will be removed from the rental market. This will provide the opportunity to comply with city directives to install fire sprinklers and other life safety improvements throughout the towers following the January 2020 fire.
Barrington Plaza, built in 1961, experienced two fires within seven years. The first fire in 2013 led to claims of injuries from smoke exposure and the second fire in January 2020 resulted in the death of a college foreign exchange student. Following the 2020 fire, eight floors were red tagged and those units have not been returned to service.
In 2020, plans were submitted to rebuild the damaged floors. Approval from the city was conditioned upon the installation of sprinklers and other life safety equipment throughout all three towers. These fire and life safety improvements cannot be accomplished without vacating all three towers. Barrington Plaza has stopped leasing vacant units, and the fire and life safety improvement project can take several years at a cost of over $300 million.
There are currently 55 high-rise residential buildings(1) in Los Angeles without fire sprinklers. Every high-rise built after 1974 is sprinklered because the code was amended to require sprinklers for all new high-rise construction. All residential high-rise buildings built before 1943 were retroactively sprinklered in response to the Dorothy Mae Fire(2) in 1982. That left 55 high-rise residential buildings in Los Angeles built between 1943 and 1974 without sprinklers. Notably, the building code was further amended in 1988 to require all non-residential high-rise buildings to be sprinklered in response to the First Interstate Building Fire(3) but it did not include residential buildings.
Due to high turnover, most of the 577 occupied units are currently paying a market rate rent. Management will follow all local and state laws relating to removing units, which are subject to the city’s Rent Stabilization Ordinance. The applicable laws for removing the buildings from service include statutory notification periods and relocation payments.
In addition to the state and local requirements, Barrington Plaza will have relocation specialists available at the property who can provide individualized tenant support and aid in locating, viewing, and moving into new residences. There will also be an on-call hotline to answer tenant questions.

Media Contact:
Eric Rose – Eric@ekapr.com

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(1) https://abc7.com/la-city-council-los-angeles-california-sprinklers/5925842/
(2) https://www.lafire.com/famous_fires/1982-0904_DorothyMaeFire/090482_DorothyMae.htm
(3) https://www.lafire.com/famous_fires/1988-0504_1stInterstateFire/050488_InterstateFire.htm